Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-218375) and Form F-3 (No. 333-259716) of Sasol Limited of our report dated 31 August 2022 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 20-F.

/s/ PricewaterhouseCoopers Inc.

Johannesburg, Republic of South Africa

31 August 2022